Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis

	Aug-05	Jul-05	Jun-05
Yield	15.64%	15.92%	15.82%
Less: Coupon	3.75%	3.59%	3.44%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	4.92%	5.13%	5.03%
Excess Spread	5.47%	5.70%	5.85%

Three Month Average Excess Spread	5.67%	5.95%	5.94%

Delinquency:
30 to 59 days	1.03%	1.08%	1.08%
60 to 89 days	0.69%	0.74%	0.71%
90 + days	1.40%	1.48%	1.45%
Total	3.12%	3.30%	3.24%

Payment Rate	19.11%	18.93%	18.38%